Exhibit 5.1

Board of Directors

CellStar Corporation

1730 Briercroft Court

Carrollton, Texas 75006

December 23, 2004

Gentlemen:

I am the General Counsel and Secretary of CellStar Corporation, a Delaware corporation (the “Company”), and I am familiar with the Registration Statement on Form S-8 (the “Registration Statement”) being filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to shares of common stock, par value $0.01 per share, of the Company (the “Common Stock”), which will be issued and issuable in respect of equity-based compensation awards granted under the CellStar Corporation 2003 Long-Term Incentive Plan (the “Plan”).

I have reviewed the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, each as amended through the date hereof, and such other corporate records of the Company and documents and certificates of public officials and others as I have deemed necessary as bases for the opinion hereinafter expressed.

Based on the foregoing and having regard for such legal considerations as I deem relevant, I am of the opinion that the shares of Common Stock covered by the Registration Statement, when issued pursuant to the terms of the grants of equity-based compensation awards under the Plan, will be duly authorized, validly issued, fully paid and nonassessable.

The opinion expressed herein is limited to the laws of the State of Texas and the corporate laws of the State of Delaware, including the statutory provisions and all relevant provisions of the Delaware Constitution and reported judicial decisions interpreting these laws.

I hereby consent to the use of my name under the caption “Interests of Named Experts and Counsel” in the Registration Statement and to the use and filing of this opinion as an Exhibit to the Registration Statement.

Very truly yours,

/s/ Elaine Flud Rodriguez
Name:	Elaine Flud Rodriguez
Title:	Senior Vice President, General Counsel and Secretary